EXHIBIT 99.1

CELSIUS HOLDINGS, INC. Analipseos 30 Apt. #25, 52236 Panorama Thessaloniki, Greece
OTCBB: CSUH	DATE: January 24, 2007

New York, NY -- (MARKET WIRE) - January 24, 2007 - Celsius Holdings, Inc. (OTCBB: CSUH) (the "Company") announced today that it has entered into an Merger Agreement and Plan of Reorganization (the "Merger Agreement") for a merger with Elite FX, Inc. ("Elite"). Under the terms of the Merger Agreement, the Company's newly formed wholly-owned subsidiary, Celsius, Inc. (the "Subsidiary"), will merge with Elite with the Subsidiary being the surviving company.

Under the terms of the Merger Agreement, the Company will issue approximately 70,912,246 shares of the Company's common stock to the stockholders of Elite in exchange for all of the issued and outstanding shares of Elite. In addition, (1) the Company will assume 10,647,025 options to purchase its shares to the existing option holders of Elite, (2) issue a warrant exercisable for 3,557,812 shares of common stock of the Company to another party, (3) issue 1,391,500 shares of its common stock and a note for $250,000 to purchase certain trademark rights to the name "Celsius.

Concurrent with the completion of the Merger, the Company's principal shareholder will surrender for cancellation 7,200,000 shares of common stock of the Company held by him. The Company will also complete a private placement of up to 1,300,000 shares of the Company's common stock at a price of $0.50 per share to permit it to provide up to $650,000. Part of the consideration for such offering shall be the conversion of a $250,000 loan to the Company into shares of its common stock under the private placement at $0.50 per share.

Closing of the Merger is subject to a number of conditions, including:

    The Company having $1,100,000 in cash at closing, less the outstanding balance of a bridge loan the Company issued to Elite in November 2006 ;

    The Company entering into employment agreements with four members of the management team of Elite;

    The Company entering into an intellectual property assignment agreement with each of Steve Haley and Lucille Santini; and

    Elite having obtained stockholder approval to go forward with the Agreement.

Unless waived, failure to meet these conditions would prevent closing of the Merger.

Elite FX, Inc., a Florida corporation, an early participant in one of the emerging segments of the estimated $25 billion functional food and beverage category, is focused on the development and marketing of healthy, performance-based beverages.  Elite FX is dedicated to bringing positive and consumer-relevant health and performance effects to great tasting beverages that can be enjoyed every day. If we acquire the business of Elite FX, Inc. we will change the business of the Company to the business of Elite FX, Inc. and cease to be an exploration stage company.  Celsius is Elite's first commercially available product. Celsius is the world's first calorie burning soft drink. Available in five great tasting flavors, cola, ginger ale, lemon/lime, orange and wild berry and backed by a clinical study showing its calorie burning capability, we believe Celsius positions Elite FX for significant growth.

Forward-Looking Statements - Issues, Uncertainties and Risk Factors

This press release contains statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate(s)," "anticipated," "anticipation," "assume(s)," "assumption(s)," "become(s)," "belief(s)," "believe(s)," "believed," "could," "designed," "estimate," "estimates," "estimated,"

"expect(s)," "expected," "expectation(s)," "going forward," "future," "hopeful," "hope(s)," "intend(s)," "intended," "look forward," "may," "might," "opportunity," "opportunities," "outlook(s)," "pending," "plan(s)," "planned," "potential," "scheduled," "shall," "should," "think(s)," "to be," "upcoming," "well-positioned," "will," "wish," "would," and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results may differ materially from the results herein suggested. Factors that may cause or contribute to the various potential differences include, but are not limited to, an interruption, delay or failure to complete the Merger; the quality and/or pricing of the Company's products; the timing and success of marketing campaigns; and other issues, risks and uncertainties. In particular there is no assurance that the Merger will be completed, or the private placement described above will be completed. Generally, there is no assurance that the conditions of the Merger will be satisfied or waived.

Contact Information:

Celsius Holdings, Inc.
Kristian Kostovski
President and Chief Executive Officer
Telephone: +30-697-366-9834